U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hennessy, William R
   3654 Dumbarton
   Houston, TX USA 77025
2. Date of Event Requiring Statement (Month/Day/Year)
   7/7/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Allstar Systems, Inc. Alls
Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President, Stratasoft, Inc.
If Amendment, Date of Original (Month/Year)
   7/7/97

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |0 [1]                 |                |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Incentive Stock Options |7/7/98   |7/7/07   |Common Stock [2]       |1600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/99   |7/7/07   |Common Stock           |1600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/00   |7/7/07   |Common Stock           |1600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/01   |7/7/07   |Common Stock           |1600     |6.00      |D            |                           |
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Incentive Stock Options |7/7/02   |7/7/07   |Common Stock           |1600     |6.00      |D            |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Mr. Hennessy reported that he had purchased shares but in fact the trade was never executed. He neither bought nor sold shares.
2. Options were inadvertently omitted from original Form 3


SIGNATURE OF REPORTING PERSON

DATE